Regency Energy Partners Announces New Chief Commercial Officer

DALLAS, June 7, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) announced today that Christofer D. Rozzell has been promoted to executive vice president and chief commercial officer for Regency Energy Partners.  L. Patrick Giroir, who previously held this position, resigned to pursue other opportunities.

“Since joining Regency in May 2008, Pat has been an integral part of our team, leading the effort to develop the Haynesville Expansion Project and helping to secure and manage the joint venture partnership,” said Byron Kelley, president and chief executive officer of Regency.  “I appreciate Pat’s significant contributions to Regency and wish him well in his future endeavors.”

Rozzell has served as senior vice president of corporate development and strategic planning for Regency since November 2008. In addition to assuming the responsibilities of the chief commercial officer for the gathering and processing and transportation segments, Rozzell will continue to lead Regency’s corporate development and strategic planning efforts and will report to Byron Kelley.

“Since joining Regency in 2005, Chris has managed Regency’s acquisition and corporate development efforts through a period of significant growth, and I am pleased to have someone with his expertise leading the commercial and corporate development efforts,” said Kelley.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Regency Energy Partners
Vice President, Corporate Finance Support & Investor Relations
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com